Exhibit 10.2

January 24, 2012

Larry E. Robbins, Esq.

Counsel to Special Committee, DRI Corporation

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail Suite 300

Raleigh, NC 27607

Re: The Finley Group, Inc. Chief Restructuring Officer Engagement

Dear Mr. Robbins:

The Finley Group, Inc. (“TFG”) would like to thank you for the opportunity to submit this engagement letter which outlines our proposed services to you and the Special Committee (the “Committee”) of DRI Corporation (“DRI” or the “Company”). The Finley Group has completed over 600 assignments since 1985 and is ideally suited for this engagement. Our understanding of the restructuring process and our substantial experience in bankruptcy cases in North Carolina provide us with a solid foundation to perform the tasks necessary to successfully assist your organization in a timely and cost effective manner.

This letter will outline our understanding regarding the services to be provided and the manner in which we would be compensated for these services.

Scope of Services

As directed by you, The Finley Group will provide Elaine Rudisill to serve as the Chief Restructuring Officer to the Company, working under the direction of the Special Committee and will assist you, the Board of Directors, your management team, and other professionals engaged by the Company with respect to the following:

All daily duties and responsibilities, both financial and operational, normally required of a company Chief Restructuring Officer (“CRO”), including but not limited to:

•	Assisting the Company in the preparation of cash requirements, cash forecasts and financial projections.

•

Making recommendations to the Special Committee concerning various alternatives in eliminating costs in order to maximize short-term and long-term cash flow and in executing of Special Committee-approved cost-reduction measures.

•	Formulating and executing immediate cash conservation strategies (once plan is discussed and approved by Special Committee).

6100 Fairview Road, Suite 1220, Charlotte, NC 28210

(704) 375-7542 Fax (704) 342-0879 www.finleygroup.com

Larry Robbins

Special Committee, DRI Corporation

•

Providing advice on the formulation and, if requested, execution of the overall strategy and alternatives for the various potential sale opportunities the Company is currently contemplating or may contemplate in the future.

•	Assessing and analyzing the sale or potential sale of the Company, as a going concern and as an Asset sale with the assistance to Morgan Keegan, as requested.

•	Assisting in negotiations with lenders, creditors and parties in interest as required in accomplishing the aforementioned goals of the Company.

•	Assisting with such other matters as may be requested that fall within the Finley Group expertise and pursuant to the direction of the Special Committee.

In addition to the CRO roll as outlined above, The Finley Group will continue to provide the services of Jay Kilkenny to the Company as needed pursuant to the previously executed Financial Advisory Engagement Agreement. Both hourly billing rates will remain $350.

Fees and Billing Arrangements

Invoices including actual out-of-pocket expenses will be presented monthly or when unbilled services reduce the current retainer amount to $5,000 or less. These billings are due upon presentation. All fees and expenses incurred must be paid prior to the continuation of services.

In accordance with our customary practice, we required and received a $40,000 retainer in order to commence our fieldwork. We will apply all invoices against the retainer and payments made by the Company will go to refresh the retainer account.

In order that we may be able to provide assistance to the Company once it has filed for bankruptcy, it is necessary that we have no unpaid billings as of the time of filing. Consequently we will need to collect any fees due to us as of the filing date, either by deducting them from the balance in the escrow account or by payment from the Company.

Immediately prior to any bankruptcy filing, we will need to increase the retainer amount to $75,000. This is required as it will likely be 90 days before we receive court approval to collect any fees due for work after the filing.

Upon completion of the engagement, we will apply the retainer balance against our final billing under this engagement and any portion of the retainer in excess of final billings will be returned to the Company.

Larry Robbins

Special Committee, DRI Corporation

Other

1.	Our fees are not contingent upon the results of this engagement. We do not predict either results or final developments in this matter.

2.	While our work may include an analysis of financial data, this engagement will not include an audit, compilation or review of financial statements in accordance with generally accepted auditing standards. Accordingly, as part of this engagement, TFG will not express an opinion on any financial statements of the Company.

3.	All reports and work product generated by TFG during this engagement are meant for the Committee and the Company. Unless expressly provided for herein, neither the Committee nor the Company shall disclose any of the work or analyses performed by TFG during this engagement to any third party without the prior written consent of TFG.

4.	As a part of this engagement, TFG may be requested to assist the Company (and its legal or other advisors) in discussions with the Company’s creditors and equity holders and with other interested parties. In the event that we participate in such discussions, the representations made and the positions advanced will be those of the Company and its management, not TFG, its principals or employees.

5.	Our engagement hereunder may be terminated any time after by either party from the execution date of this agreement upon written notice thereof to the other party; however, the confidentiality provisions between the parties and the compensation and expense reimbursement provisions will survive such termination.

6.	The Company shall indemnify and hold TFG harmless per the terms stated in Exhibit A. The Company will include TFG in its Directors and Officers Liability Insurance should TFG become a part of interim management or hold a board seat of the Company.

Thank you for allowing us to assist you in this matter. If this letter conforms to your understanding of our agreement, please sign it and return along with payment for the requested retainer.

If you have any questions, please call me at (704) 375-7542.

Sincerely,

Elaine Rudisill

Managing Director

Larry Robbins

Special Committee, DRI Corporation

Accepted and Agreed:

By:	/s/ John K. Pirotte

Title:	Chair, Special Committee, Board of Directors, DRI Corporation

Date:	January 24, 2012

Exhibit A

Indemnification

The Company shall indemnify and hold TFG harmless from and against any and all expenses (including reasonable attorneys’ fees) judgments and fines (if such settlement is approved in advance by the Company) incurred by reason of being made a party or threatened to be made a party to any civil, criminal, administrative or investigative action or suit (a “Claim”), by reason of any act or omission to act before or after the acceptance date of this agreement, or otherwise, by reason of the fact that he is or was a director or officer of the Company to the extent permitted by applicable law. It is expressly the intention of the parties hereto that TFG shall be indemnified by the Company in the manner set forth and to the maximum extent permitted by applicable law. In the event the Company shall be obligated hereunder to pay the expenses of any Claim, the Company shall be entitled to assume the defense of such Claim with counsel approved by TFG, which approval shall not be unreasonably withheld, upon the delivery to TFG of written notice of its election to do so. After delivery of such notice, approval of such counsel by TFG and the retention of such counsel by the Company, the Company will not be liable to TFG under this Agreement for any fees of counsel subsequently incurred by TFG with respect to the same Claim; provided that (i) TFG shall have the right to employ TFG’s counsel in any such Claim at TFG’s expense and (ii) if (A) the employment of counsel by TFG has been previously authorized by the Company, (B) the Company and TFG shall have reasonably concluded that there is a conflict of interest between the Company and TFG in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of TFG’s counsel shall be at the expense of the Company. The Company shall have the right to conduct such defense as it sees fit in its sold discretion, including the right to settle any claim against TFG without the consent of TFG.

Accepted and Agreed:

By:	/s/ John K. Pirotte

Title:	Chair, Special Committee, Board of Directors, DRI Corporation

Date:	January 24, 2012